Exhibit b-125





      SECOND RESTATED ARTICLES OF INCORPORATION
                          OF
                DIGITAL TELEPORT, INC.



              DIGITAL TELEPORT, INC., a Missouri
corporation (the "Corporation"), hereby certifies to the Secretary of State of Missouri that the Corporation desires to restate its Articles of Incorporation as currently in effect and the following Restated Articles of Incorporation are all of the provisions of the Articles of Incorporation of the Corporation as theretofore amended and that these Restated Articles of Incorporation correctly set forth without change the corresponding provisions of such Articles of Incorporation as theretofore amended. These Restated
Articles of Incorporation supersede the original
Articles of Incorporation and all amendments thereto.

              These Restated Articles of Incorporation were duly approved by the directors of the Corporation and adopted on behalf of the Corporation by written consent in lieu of a meeting, dated April 8, 1998.

                     ARTICLE ONE

              The name of the Corporation is: DIGITAL
TELEPORT, INC.

                     ARTICLE TWO

              The address of the corporation's initial registered office in this state is 11111 Dorsett Road, St. Louis, Missouri 63043 and the name of its initial agent at such address is Richard D. Weinstein.

                    ARTICLE THREE

         A.   Authorization of Shares

              The aggregate number of shares of capital stock which the Corporation has authority to issue is 100,500 shares, consisting of

                   1.    100,000 shares of common
stock, par value $.01 per share (the "Class A Common
Stock");

                   2.    500 shares of preferred stock,
par value $.01 per share (the "Preferred Stock").


         B.   Preferred Stock

              The Board of Directors of the Corporation is hereby authorized to determine all rights, preferences and privileges and qualifications, limitations and restrictions of the Preferred Stock
(including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. Unless otherwise provided in a particular certificate of designation relating to a series of Preferred Stock, in case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C.   Series A Preferred Stock

              The Corporation is hereby authorized to
issue 300 shares of Series A preferred stock, $.01 par value per share ("Preferred Stock") having the preferences, qualifications, limitations, restrictions and special or relative rights set forth on Exhibit A hereto.

                     ARTICLE FOUR

              The extent, if any, of the preemptive
right of a shareholder to acquire additional shares is hereby denied.

                     ARTICLE FIVE

              The name and place of residence of each
incorporator is as follows:

              Richard D. Weinstein
              14222 Kinderhook Drive
              Chesterfield, MO 63017

              Bonnie S. Weinstein
              14222 Kinderhook Drive
              Chesterfield, MO 63017

                     ARTICLE SIX

              The number of directors to constitute the Board of Directors is six. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Any changes in the number will be reported to the Secretary of State within thirty calendar days of such change.

                    ARTICLE SEVEN

              The duration of the corporation is
perpetual.

                    ARTICLE EIGHT


              The corporation is formed for the
following purposes:

                   1.    To operate a communications
business, providing all other related communications services as well as a general business.

                   2.    To buy, sell, and deal
generally at retail and wholesale of merchandise and services.

                   3.    To borrow money, lend money,
invest money, and for such purpose to execute notes, bonds, debentures, or any other form of evidence of indebtedness, and to secure the payment of same by mortgage, deed of trust, or other form of encumbrance, pledge, or other form of hypothecation.

                   4.    To take, purchase, or
otherwise acquire, and to own and hold such personal property, chattels real, rights, easements, privileges, chose in action, notes, bonds, mortgages, and securities as may be lawfully be acquired, held, or disposed of by the Corporation under the laws of the State of Missouri.

                   5.    To sell, assign, convey,
exchange, release, and otherwise deal in, and dispose of such real and personal property, lands, buildings, chattels, chattels real, fights, easements, privileges, chose in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of by the Corporation under the laws of the State Missouri.

                   6.    To enter into and perform all
manner and kinds of contracts, agreements, and obligations of any lawful purposes, by or with any person, firm, association, corporation, or governmental division or subdivision.

                   7.    To lend and advance money or
to give credit to such persons and on such terms as may seem expedient, and, in particular, to customers and others dealing with it;

                   8.    To guarantee or give security
for the loans of its customers and other dealing with it;

                   9.    In general, to have and
exercise any and all powers that corporations have and may exercise under the laws of the State of Missouri and as the same may be amended, except such powers as are inconsistent with the express provisions of these articles;

                  10.   To do all and everything
necessary, suitable, or proper for the accomplishment of any of the purposes, the attainment of any of the objects, or the exercise of any of the powers herein set forth, either alone, or in conjunction with other corporations, firms, individuals, and either as principals or agents, and to do every other act or acts, thing or things, incidental or appurtenant to, or growing out of, or connected with the above mentioned objects, purposes or powers;

                   11.   To have and to exercise all of
the powers now or hereafter conferred by the laws of the State of Missouri upon corporations organized pursuant the laws under which the Corporation is organized, and any and all acts amendatory thereof and supplemental thereto; and

                   12.   The above enumerated powers
shall not be construed as limiting or restricting in any manner the powers of this Corporation which shall always have such incidental powers as may be connected with or related to any specific power herein enumerated.

                     ARTICLE NINE


              The Company shall not take any of the
following actions without the unanimous affirmative consent of the holder(s) of at least ninety percent
(90%) of the outstanding shares of voting capital stock of the Company:

          (a) to dissolve the Company under applicable law;

          (b) to approve any acquisition or
reorganization of any kind or other transaction involving the sale, exchange, lease, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company;

          (c) to cause the Company to merge with or into any other corporation or entity;

          (d) to amend or modify the Articles of
Incorporation or By-Laws of the Company;

          (e) to change the nature of the business of the Company; or

          (f) issue any type of debt or any type of equity securities of the Company.

              IN WITNESS WHEREOF, the undersigned,
Richard D. Weinstein, President, has executed this instrument and Richard D. Weinstein, its Secretary has attested thereto on the 14th day of April, 1998.

          DIGITAL TELEPORT, INC.

          By:/s/Richard D. Weinstein
          Richard D Weinstein, President



Attested


/s/Richard D. Weinstein
Richard D. Weinstein, Secretary


         STATE OF MISSOURI   )
                             ) SS
         CITY OF ST. LOUIS   )

                   I, Connie B. Walsh, a Notary Public,
do hereby certify that on the 14th day of April, 1998, personally appeared before me Richard D. Weinstein, and, being first duly sworn by me, acknowledged that he signed as his free act and deed the foregoing document in the capacity(ies) therein set forth and declared that the statements therein contained are true, to his knowledge and belief.

          /s/Connie B. Walsh
          Notary Public

CONNIE B. WALSH
NOTARY PUBLIC - NOTARY SEAL
STATE OF MISSOURI
ST. LOUIS COUNTY
MY COMMISSION EXP. JAN. 9, 2000

                              EXHIBIT A


               SERIES A PREFERRED STOCK



              1. Designation. Three hundred (300)
shares of the authorized and unissued Preferred Stock of the Corporation shall have the following rights and limitations.

              2. Dividends. Upon declaration of any
dividend by the Board of Directors of the Corporation on the Corporation common stock ("Common Stock") the holder of each share of Preferred Stock shall be entitled to receive, out of any funds legally available therefor, as adjusted appropriately for stock splits, stock dividends, combinations or similar recapitalizations affecting the Preferred Stock, such dividends paid in cash or other assets as would be paid on each share of Common Stock, or any other equity security, into which each share of Preferred Stock could be converted on the applicable record date. The dividends shall be payable quarterly in arrears from the date on which a share of Preferred Stock is first issued by the Corporation (the "Original Issue Date").

              3. Liquidation, Dissolution or Winding Up and Voting.

                   (a)   Preference. In the event of
any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidating
Event"), the holders of the then outstanding shares of Preferred Stock shall be entitled to be paid, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock of the Corporation by reason of their ownership thereof; out of the assets of the Corporation available for distribution to its shareholders, the amount paid per share of Preferred Stock to the Corporation by the purchaser thereof; subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares. If upon the occurrence of any Liquidating Event the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                   (b)   Common Stock. If, after the
payment of all preferential amounts required by subsection 3(a) above to be paid to the holders of Preferred Stock upon the occurrence of any Liquidating
Event, any assets and funds of the Corporation are legally available for distribution, a dividend shall be payable on each share of Common Stock then outstanding, prior and in preference to any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Preferred Stock by reason of their ownership thereof in an amount equal to the per share cash consideration received by the Corporation upon its issuance of Common Stock to the initial holder of such share (as adjusted for any stock dividends, combinations or splits with respect to such shares).
Subject to the payment in full of the liquidation preferences with respect to the Preferred Stock as provided in subsection 3(a) above, if upon the occurrence of such Liquidating Event, the assets and funds thus distributed among the holders of the Common
Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to the weighted value of shares of Common
Stock (as determined by the per share cash consideration received by the Corporation upon issuance of the Common Stock to the original holder thereof) then held by them.

                   (c)   Participation. After payment
to the holders of the Common Stock and the Preferred
Stock of the amounts set forth in subsections 3(a) and
(b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common
Stock and the Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Preferred
Stock then held by them.

                   (d)   Voting. Each holder of
outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

              4. Optional Conversion. The holders of
the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                   (a)   Right to Convert. Each share
of Preferred Stock shall be convertible, at the option of the holder thereto at any time and from time to time, into one share of Common Stock (the number and type of shares into which the Preferred Stock shall be converted shall be adjusted as described below)
("Conversion Shares"), without any payment of monies by the holder of Preferred Stock for such conversion. In the event of a Shareholder Redemption Notice or Corporation Redemption Notice pursuant to Sections 5(a) or 6(a), respectively, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the thirtieth (30th) day after delivery of such notice. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first (1st) full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

                   (b)   Automatic Conversion. Upon the
sale of shares of Common Stock or debt securities of the Corporation in a public offering pursuant to an effective registration statement under the Securities
Act of 1933, as amended, (i) resulting in at least
$100,000,000 of net proceeds to the Corporation or (ii) resulting in more than $50,000,000 but less than $100,000,000 in net proceeds to the Corporation and the offering price for Common Stock in such offering multiplied by the number of shares of Common Stock represented by all the shares of the Preferred Stock issued on their Original Issue Dates, is greater than the amount that would provide an IRR of at least twenty-five percent (25%) per annum on a cumulative basis, pre-tax ("Benchmark Amount") from the date of the first
Original Issue Date ("First Issue Date"), then all duly issued and outstanding shares of the Preferred Stock shall, as of the date of consummation of such Public
Offering, be converted into the Conversion Shares (as in effect immediately prior to the date of consummation of such Public Offering). IRR means the discount rate that equates (i) the present value (to the First Issue
Date) of the Benchmark Amount with (ii) the present value (to the First Issue Date) of the total investments made by KLT Telecom Inc. ("KLT") on the Original Issue Dates for the Preferred Stock. For purposes of calculating IRR, any antecedent debt and all property (including without limitation any antecedent debts or limited liability company interests) shall be deemed to be contributed on the First Issue Date in cash at its face value. The
Corporation shall give the holders of the Preferred
Stock notice of the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of any registration statement relating to any proposed Public Offering not less than 30 days prior to such filing. The holders of shares of Preferred Stock shall present such shares for surrender to the Corporation in accordance with the provisions of subsection 4(d)(i) below on or before the closing date of such Public Offering and the Corporation shall issue to such holders a certificate or certificates for shares of Common Stock in accordance with the provisions of subsection 4(d)(i) below on such closing date.

                   (c)   Fractional Shares. No
fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of such fractional shares of Common Stock as determined in good faith by the Corporation's Board of Directors, whose determination shall be conclusive.

                   (d)   Mechanics of Conversion.

          (i) Surrender of Certificates. In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates without any payment to the Company by the holder for such conversion. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date
("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred
Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (ii)     Reservation of Common Stock. The
Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock or other securities into which the Preferred Stock may then be convertible, as shall from time to time be sufficient to effect the conversion of all outstanding
Preferred Stock.

          (iii) Unpaid Dividends. Upon any conversion, no adjustment to the Conversion Shares shall be made for any accrued and unpaid dividends on the Preferred
Stock surrendered for conversion or on the Common Stock delivered upon conversion.

          (iv) No Rights. All shares of Preferred Stock that have been surrendered for conversion as herein provided or are subject to automatic conversion under subsection 4(b), whether or not surrendered, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon.

                   (e)   Adjustments of Conversion
Shares. In case the Company shall hereafter (i) declare a dividend or a distribution on its Common Stock payable in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares, or (iv) issue other securities of the Company by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the number and kind of Conversion Shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the owner of any Preferred Stock converted after such date shall be entitled to receive the number and kind of Conversion
Shares which, if such Preferred Stock had been converted immediately prior to such time, he would have owned upon such conversion and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur; appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made to apply the provisions in this Section 4 to any Conversion Shares which are not Common Stock in a manner as similar as possible to that for the Common Stock.

                 (f)    Adjustment for Merger or
Reorganization. Etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall automatically convert into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale;, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made to apply the provisions in this Section 4 to any Conversion Shares which are not Common Stock in a manner as similar as possible to that for the Common Stock.

                   (g)   No Impairment. The Corporation
will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                   (h)   Notice of Record Date. In the
event:

          (i) That the Corporation declares a dividend
(or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

          (ii)     That the Corporation subdivides or
combines its outstanding shares of Common Stock;

          (iii) Of any reclassification of the Common
Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

          (iv) Of the involuntary or voluntary
dissolution, liquidation or winding up of the Corporation; then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least 20 days prior to the record date specified below in subparagraph (A) or 20 days before the date specified below in subparagraph (B), a notice stating:

              (A)  The record date of such dividend,
distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined; or

              (B)  The date on which such
reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

                   (i)   Special Anti-Dilution. In the
event that the number of shares issuable upon exercise of the warrant issued to Banque IndoSuez would cause a dilution of the ownership of outstanding Preferred
Stock to less than 49.74874% of the total outstanding stock of the Corporation had such warrant been exercised at the date of original issuance of the Preferred Stock, the Conversion Shares shall be increased such that the ownership of the Preferred
Stock would have constituted 49.74874% of the total outstanding stock of the Corporation at the date of original issuance assuming such warrant had been exercised at such time.

              5. Optional Redemption at the
Shareholder's Election.

              (a) Election and Valuation. Commencing
January 1, 1999, within 30 days after the end of each fiscal quarter, the Corporation shall provide to each record holder of shares of Preferred Stock a written statement setting forth the actual earnings before interest, taxes, depreciation and amortization of the Corporation ("EBITDA") for such fiscal quarter, the net value of plant, property and equipment of the Corporation ("PP&E") for such fiscal quarter, and the ratio between such EBITDA and PP&E ("EBITDA/PP&E
Statement"). Such ratio shall be based on cumulative average results beginning with the calendar quarter beginning July 1, 1999 and rolling forward with each calendar quarter to become a trailing twelve (12) month calculation. EBITDA shall be determined in accordance with Generally Accepted Accounting Principles ("GAAP").

              Commencing with the quarter starting July
1, 1999, if the ratio between EBITDA and PP&E as set forth on an EBITDA/PP&E Statement is less than fifty percent (50%) of the projected EBITDA/PP&E ratio calculated by using the projections of the Corporation delivered to the holders of Preferred Stock on December
18, 1996 by the Corporation (as modified in the Stock
Purchase Agreement between the Corporation and KLT dated December 31, 1996, to a quarterly basis), then for a period of thirty (30) days following delivery of such EBITDA/PP&E Statement the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock shall have the option, exercisable by giving a written notice (revocable for a period of thirty (30) days) to the Corporation (a
"Shareholder Redemption Notice"), to require the Corporation to redeem all of the shares of Preferred
Stock outstanding on the one hundred eightieth (180th) day after delivery of such notice (a "Shareholder
Redemption Date") and the holders of Preferred Stock shall be obligated to tender such shares for redemption
(other than such shares of Preferred Stock as have been tendered by such shareholders for conversion pursuant to Section 4(a) prior to the close of business on the thirtieth (30th) day after delivery of the Shareholder
Redemption Notice).

              Commencing with the quarter starting July
1, 1999, if the EBITDA and PP&E set forth on any EBITDA/PP&E Statement for a fiscal quarter shall not be materially the same as the EBITDA and PP&E reflected on the annual audited financial statements of the Corporation covering such quarter, then for a period of thirty (30) days following the date such annual audited financial statements are delivered to the holders of Preferred Stock pursuant to Section 6.1 of the Stock
Purchase Agreement the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock shall have the option, exercisable by giving a written notice (revocable for a period of thirty (30) days) to the Corporation (a "Shareholder
Redemption Notice"), to require the Corporation to redeem all of the shares of Preferred Stock outstanding on the one hundred eightieth (180th) day after delivery of such notice (a "Shareholder Redemption Date") and the holders of Preferred Stock shall be obligated to tender such shares for redemption (other than such shares of Preferred Stock as have been tendered by such shareholders for conversion pursuant to Section 4(a) prior to the close of business on the thirtieth (30th) day after delivery of the Shareholder Redemption
Notice).

         The Preferred Stock shall be redeemed on a Shareholder Redemption Date for a price per share equal to the Redemption Price (defined in section 5(b)).

                   (b)   Redemption Price. The
"Redemption Price" for all purposes in this Certificate of Designation shall be equal to the amount that would provide an IRR of at least twenty-five percent (25%) per annum on a cumulative basis, pre-tax from the First
Issue Date. IRR means the discount rate that equates
(i) the present value (to the First Issue Date) of the aggregate Redemption Price with (ii) the present value
(to the First Issue Date) of the total investments made by KLT on the Original Issue Dates for the Preferred
Stock. For purposes of calculating IRR, any antecedent debt and all property (including without limitation any antecedent debts or limited liability company interests) shall be deemed to be contributed on the First Issue Date in cash at its face value.

                   (c)   Participation by Board. The
members of the Corporation's Board of Directors designated or nominated by the holders of shares of Preferred Stock pursuant to the terms of the Shareholder's Agreement between the Corporation and KLT dated December 31, 1996 ("Shareholder's Agreement'), shall recuse themselves from consideration of, and voting upon the subject of the Corporation's financing of any redemption of the shares of Preferred Stock pursuant to this Section 5.

                   (d)   Payment and Surrender. At
least fifteen (15) days prior to a Shareholder
Redemption Date, which shall be no later than one hundred eighty (180) days from the date of a Shareholder Redemption Notice, the Corporation shall mail written notice, by first class or registered mail, postage prepaid, to each holder of record of Preferred
Stock, at his, her or its address last shown on the records of the transfer agent of the Preferred Stock
(or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of such redemption and specifying the Shareholder Redemption
Date, the Redemption Price, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed
(such notice, the "Closing Notice"). On or prior to a Shareholder Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Closing Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. The
Redemption Price due to each holder shall be payable by delivery on the Shareholder Redemption Date of a certified or bank cashier's check in an amount equal to one hundred percent (100%) of the aggregate Redemption
Price due to such holder.

                   (e)   Termination. Notwithstanding
anything contained herein, the provisions contained in this Section 5 shall terminate and be of no further force and effect upon the closing of the sale of shares of Common Stock or debt securities in a Public
Offering.

           6. Optional Redemption at the Corporation's
Election.

                   (a)   Election and Valuation. From
and after April 1, 1999, the Corporation shall have the option, exercisable by giving a revocable written notice to the holders of shares of Preferred Stock (a
"Corporation Redemption Notice"), to require such holders to sell to the Corporation all of the shares of Preferred Stock outstanding on the one hundred fiftieth
(150th) day after delivery of such notice (a
"Corporation Redemption Date"). On such Corporation
Redemption Date all holders of shares of Preferred
Stock (other than such shares of Preferred Stock as have been tendered by such shareholders for conversion pursuant to Section 4(a) prior to the close of business on the thirtieth (30th) day after delivery of the such Corporation Redemption Notice) shall be required to sell such shares to the Corporation at the Redemption
Price calculated pursuant to Section 5(b). Within forty-five days of delivery of the such Corporation
Redemption Notice the Corporation shall give notice of the Corporation's computations of the Redemption Price
(the "Valuation Notice") to the holders of the shares of Preferred Stock then outstanding. Such Valuation
Notice shall set forth such detail as is reasonably requested.

                   (b)   Participation by Board. The
members of the Corporation's Board of Directors designated or nominated by the holders of shares of Preferred Stock pursuant to the terms of the Shareholder's Agreement, shall recuse themselves from consideration of, and voting upon the subject of the Corporation's financing of any redemption of the shares of Preferred Stock pursuant to this Section 6.

                   (c)   Payment and Surrender. The
Corporation Redemption Notice shall be a written notice, mailed by first class or registered mail, postage prepaid, to each holder of record of Preferred
Stock, at his, her or its address last shown on the records of the transfer agent of the Preferred Stock
(or the records of the Corporation, if it serves as its own transfer agent), notifying such holder of such redemption, specifying the Corporation Redemption Date, the Redemption Price (subject to adjustment for any shares of Preferred Stock converted pursuant to Section
4(a)) and the date on which such holder's Conversion
Rights (pursuant to Section 4 hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed. On or prior to the Corporation Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Corporation Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. The Redemption Price due to each holder shall be payable by delivery on the Corporation Redemption
Date of a certified or bank cashier's check in an amount equal to one hundred percent (100%) of the aggregate Redemption Price due to such holder.

                   (d)   Termination. Notwithstanding
anything contained herein, the provisions contained in this Section 6 shall terminate and be of no further force and effect upon the closing of the sale of shares of Common Stock or debt securities in a Public
Offering.